SUBJECT TO COMPLETION, DATED JULY 20, 1998

PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated November 19, 1997)               Registration No. 333-39857

                                6,500,000 SHARES

[GRAPHIC OMITTED]

                              THE AES CORPORATION
                                  COMMON STOCK

                               ($.01 PAR VALUE)

                                 ------------
     All of the 6,500,000 shares of Common Stock, $.01 par value (the "Common Stock"), of The AES Corporation ("AES" or the "Company"), offered hereby are being sold by the Company. The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "AES". On July 20, 1998, the closing price for the Common Stock, as reported by the NYSE, was $50 per share. See "Common Stock Price Ranges and Dividends".

     The offering of the Common Stock (the "Offering") is being conducted concurrently with an offering by the Company of $200.0 million aggregate principal amount of % Convertible Junior Subordinated Debentures due 2005 (the "Debenture Offering"). The consummation of the Offering is not contingent upon the consummation of the Debenture Offering.

     SEE "RISK FACTORS" ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK OFFERED HEREBY.

                                 ------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                   PRICE TO     UNDERWRITING     PROCEEDS TO
                                   PUBLIC       DISCOUNT(1)      COMPANY(2)
--------------------------------------------------------------------------------
Per Share                               $           $               $
--------------------------------------------------------------------------------
Total(3)                           $            $                $
================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".

(2)  Before deducting expenses payable by the Company estimated at $     .

(3) The Company has granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus Supplement, to purchase up to an additional 975,000 shares of Common Stock, on the same terms as set forth above, solely to cover over-allotments, if any. If the Underwriters exercise  such  option in full,  the total  Price to  Public,  Underwriting
     Discount and Proceeds to  Company  will  be $       , $       and $       ,
     respectively.  See "Underwriting".

                                 ------------
     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about , 1998, at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.
                                 ------------
SALOMON SMITH BARNEY                                           J.P. MORGAN & CO.

                                 ------------
DONALDSON, LUFKIN & JENRETTE
                   MORGAN STANLEY DEAN WITTER
                                     PAINEWEBBER INCORPORATED
                                                        C.E. UNTERBERG, TOWBIN
  , 1998

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING OR THE CONCURRENT DEBENTURE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING AND SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF A PENALTY BID. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     Certain statements under the captions "The Company", "Risk Factors", "Discussion and Analysis of Financial Condition and Results of Operations" and "Business" included or incorporated by reference in the accompanying Prospectus and elsewhere in this Prospectus Supplement and the accompanying Prospectus constitute "forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995 ("Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance and achievements of AES, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following factors, as well as those factors discussed in the section entitled "Risk Factors" in the accompanying Prospectus and those discussed elsewhere in AES's filings with the Securities and Exchange Commission (the "Commission"), including: changes in company-wide operation and availability compared to AES's historical performance; changes in AES's historical operating cost structure, including changes in various costs and expenses; political and economic considerations in certain non-U.S. countries where AES is conducting or is seeking to conduct business; restrictions on foreign currency convertibility and remittance abroad, exchange rate fluctuations and developing legal systems; regulation and restrictions; legislation intended to promote competition in U.S. and non-U.S. electricity markets; tariffs; governmental approval processes; environmental matters; construction, operating and fuel risks; load growth, dispatch and transmission constraints; conflict of interest of contracting parties; and adherence to the AES principles; and other factors referenced in this Prospectus Supplement and in the accompanying Prospectus. See "Risk Factors" in the accompanying Prospectus.

                              RECENT DEVELOPMENTS

     In May, subsidiaries of AES completed the purchase of three electric generating stations from Southern California Edison ("Edison") for approximately $781 million. In connection with the acquisition, the Company obtained $713 million of non-recourse project financing. AES Alamitos (Long Beach), AES Redondo Beach and AES Huntington Beach all fire natural gas with a combined summer peak generating capacity of 3,956 megawatts ("MW"). AES has contracted to provide fuel conversion services from the facilities to Williams Energy Services Company ("Williams"). Under the long term agreement, Williams delivers gas to the plants and owns and markets the electrical output. Project debt financing for the acquisition was provided by a syndicate of banks led by Credit Suisse First Boston. Pursuant to California's electricity restructuring law, Edison will remain under contract to operate and maintain the facilities for two years, after which AES will assume operations.

     In June, a subsidiary of the Company raised $173 million of non-recourse project financing for the $230 million AES M-rida III 484 MW gas-fired combined cycle power plant currently under construction in the City of M-rida, Yucat-n, Mexico. When constructed and in operation, the new facility will provide power to the state utility in Mexico, Comisi-n Federal de Electricidad, under a 25 year power purchase agreement.

     In June, a subsidiary of AES was selected by the Bangladesh Power Development Board as the First-Ranked Sponsor to build, own and operate a 450 MW
(net) gas-fired combined cycle power plant at a site 12 miles southeast of Dhaka, Bangladesh on the Meghna River (the "Meghnaghat Project"). The site is about 3 miles from AES's Haripur project, a 360 MW gas-fired plant that is currently under development. AES was awarded the Haripur project in January 1998. Electricity from the Meghnaghat Project is anticipated to be sold to the Bangladesh Power Development Board under the terms of a 22 year power purchase agreement, which is expected to be signed shortly. Commercial operations of the Meghnaghat plant is expected to commence in the year 2000. Titus Gas Transmission and Distribution Company, a subsidiary of Petrobangla, will supply natural gas to the facility from a nearby pipeline for the term of the power purchase agreement.

     In June, a subsidiary of AES acquired 90% of Empresa Distribuidora de La Plata S.A. ("EDELAP"), an electric distribution company in the province of Buenos Aires, Argentina for approximately $350 million from a joint venture of Houston Industries Energy, Inc. and a subsidiary of Techint S.A., an Argentine industrial firm. EDELAP serves approximately 278,000 customers in and around the city of La Plata, the capital of Buenos Aires Province. A $193 million non-recourse loan was provided by Citibank for a portion of the purchase price. The balance of the purchase price was financed through a $165 million bridge loan to a subsidiary of AES provided by an affiliate of Salomon Brothers Holding Company Inc. (the "EDELAP Bridge"). Salomon Brothers Holding Company Inc. is also an affiliate of Salomon Smith Barney, a joint managing underwriter of the Offering.

     In July, two subsidiaries of AES, AES Lal Pir Limited ("AES Lal Pir") and AES PakGen (Pvt) Company ("AES PakGen"), received "Notices of Intent to Terminate" certain project agreements from the Government of Pakistan. AES Lal Pir is a 351 MW (net) oil-fired thermal power plant located in the Punjab Province of Pakistan. AES PakGen is a 344 MW (net) oil-fired thermal power plant located adjacent to AES Lal Pir. The notices issued to these projects assert that AES's subsidiaries made inaccurate anti-corruption representations to the Government of Pakistan. AES believes that these notices are similar to notices received by other independent power producers in Pakistan. AES strongly denies the allegations made in the Notices of Intent to Terminate and intends to vigorously pursue all available legal options to enforce and preserve its contractual rights under the project agreements. Despite these notices, both plants continue to operate normally and the customer, the Pakistan Water and Power Development Authority, has continued to make its payments within the grace period provided for in the contract.

                                USE OF PROCEEDS

     The net proceeds  from this Offering  are  estimated  to  be  approximately
$          million  ($        million  if the Underwriters' overallotment option
is exercised in full). The Company currently intends to use approximately $166 million of the net proceeds of the Offering and the concurrent Debenture Offering to repay all amounts outstanding under the EDELAP Bridge, which was incurred to finance the acquisition of EDELAP. The remaining net proceeds will be used for general corporate purposes, including potential acquisitions, and to repay amounts under the Company's $600 million corporate revolving credit facility (the "Revolver").

     The interest rate on the EDELAP Bridge is initially equal to LIBOR plus 2.5% and will increase by 1.0% each month beginning January 1, 1999. The EDELAP Bridge is secured by a pledge of 8.4 million shares of Common Stock issued to the borrower. The sale of a substantial number of such shares in the public market upon any foreclosure or otherwise could have an adverse effect on the market price of the Common Stock. The EDELAP Bridge matures on June 29, 1999 and is required to be prepaid out of the proceeds of certain debt or equity issuances by AES, including the Offering. AES may seek a waiver of such prepayment requirement, and if granted, AES will use the net proceeds of the Offering for general corporate purposes, including potential acquisitions, and initially may temporarily invest such proceeds in short-term securities.

     Amounts outstanding under the Revolver bear interest at either the Base Rate (equal to the higher of Morgan Guaranty Trust Company of New York's prime rate or the federal funds rate plus 0.50%) or LIBOR plus 1.50% and mature on December 19, 2000. An affiliate of J.P. Morgan Securities Inc., a joint managing underwriter of the Offering, is a lender under the Revolver.

                    COMMON STOCK PRICE RANGES AND DIVIDENDS

     The Common Stock began trading on the New York Stock Exchange ("NYSE") on October 16, 1996 under the symbol "AES". Prior to that date, the Common Stock had been quoted on the NASDAQ National Market System ("NASDAQ/NMS") under the symbol "AESC". The following table sets forth for the periods indicated the high and low sale prices for the Common Stock as reported on the NYSE Composite Tape and by NASDAQ/NMS. In July 1997, AES announced a two-for-one stock split, in the form of a stock dividend, for holders of record on July 28, 1997 of its Common Stock, paid on August 28, 1997. The prices set forth below reflect adjustment for such stock split.

                                                               HIGH        LOW
                                                               ----        ---
1996
----
First Quarter ............................................  $  12.63    $  10.50
Second Quarter ..........................................      14.81       11.13
Third Quarter ...........................................      20.25       13.94
Fourth Quarter ..........................................      25.06       19.63

1997
----
First Quarter ...........................................   $  34.13    $  22.63
Second Quarter ..........................................      37.75       27.50
Third Quarter ...........................................      45.25       34.63
Fourth Quarter ..........................................      49.63       35.00

1998
----
First Quarter ...........................................   $  53.88    $  39.88
Second Quarter ..........................................      57.69       46.25
Third Quarter (through July 20) .........................      54.25       49.13


     No cash dividends have been paid on the Common Stock since December 22, 1993 in order to provide capital for the Company's equity investments in projects.

     Under the terms of the Revolver, the Company is currently prohibited from paying cash dividends. In addition, the Company is precluded from paying cash dividends on its Common Stock under the terms of a guaranty to the utility customer in connection with the AES Thames project in the event certain net worth and liquidity tests of the Company are not met. The Company has met these tests at all times since making the guaranty.

     The ability of the Company's subsidiaries to declare and pay dividends and otherwise distribute cash to the Company is subject to certain limitations in the project loans and other documents entered into by such project subsidiaries. Such limitations permit the payment of dividends out of current cash flow for quarterly, semi-annual or annual periods only at the end of such periods and only after payment of principal and interest on project loans due at the end of such periods, and in certain cases after providing for debt service reserves.

     The indentures relating to the Company's existing senior subordinated notes preclude the payment of cash dividends if at the time of such payment or after giving effect thereto an event of default (as defined), or an event that, after the giving of notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, if certain fixed charge coverage ratios are not met or if the payment of such dividends, together with other restricted payments, would exceed certain limits.

     Under the Amended and Restated Certificate of Incorporation of the Company, the authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, par value $.01 per share, and 50,000,000 shares of Preferred Stock, no par value.

                  U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR
                       NON-U.S. HOLDERS OF COMMON STOCK

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock by a beneficial owner thereof that is a "Non-U.S. Holder". A "Non-U.S. Holder" is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust.

     This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative interpretations as of the date hereof, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders (including Non-U.S. Holders who are pass-through entities) in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of Common Stock, including the consequences under the laws of any state, local or foreign jurisdiction.

DIVIDENDS

     Subject to the discussion below, dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid on or before December 31, 1999 to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted.

     Under U.S. Treasury Regulations issued on October 6, 1997, which are applicable to dividends paid after December 31, 1999 (the "New Regulations"), in order to obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder would generally be required to provide an Internal Revenue Service Form W-8 certifying such Non-U.S. Holder's entitlement to benefits under a treaty. The New Regulations also provide, among others, special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity.

     There will be no withholding tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the U.S. if a Form 4224 stating that the dividends are so connected is filed with the Company or its paying agent. Instead, the effectively connected dividends will be subject to regular U.S. income tax in the same manner as if the Non-U.S. Holder were a U.S. resident unless a specific treaty exemption applies. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the non-U.S. corporation's effectively connected earnings and profits, subject to certain adjustments. Under the New Regulations, Form W-8 will replace Form 4224.

     Generally, the Company must report to the U.S. Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the U.S. Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.

     Dividends paid to a Non-U.S. Holder at an address within the U.S. may be subject to backup withholding imposed at a rate of 31% if the Non-U.S. Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and certain other information to the Company or its paying agent. Under current United States federal income tax law, backup withholding (imposed at a rate of 31%) generally will not apply to dividends paid on or before December 31, 1999 to a Non-U.S. Holder at an address outside the United States (unless the payer has knowledge that the payee is a U.S. person). Under the New Regulations, however, a Non-U.S. Holder will be subject to backup withholding unless applicable certification requirements are met.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder will generally not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of such holder in the U.S., (ii) in the case of certain Non-U.S. Holders who are non-resident alien individuals and who hold the Common Stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code regarding the taxation of U.S. expatriates, or (iv) the Company is or has been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such holder's holding period.

     The Company believes that it is unlikely that it is, or will be treated as, a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code. Even if the Company is treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of the Common Stock will not be subject to a U.S. federal income tax so long as (i) such Non-U.S. Holder is deemed to have beneficially owned less than or equal to 5% of the Common Stock and (ii) the Common Stock is currently, and will be at the time of disposition, "regularly traded" on an established securities market (within the meaning of Section 897(c)(3) of the Code and the temporary Treasury Regulations thereunder). There can be no assurance that the Common Stock qualifies or will continue to qualify as "regularly traded" on an established securities market.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING ON DISPOSITION OF COMMON STOCK

     Under current United States federal income tax law, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of Common Stock effected by or through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds where the transaction is effected outside the U.S. by or through an office outside the U.S. of a broker that is either (i) a U.S. person, (ii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (iii) a "controlled foreign corporation" for U.S. federal income tax purposes, or (iv) in the case of payments made after December 31, 1999, a foreign partnership with certain connections to the United States, in each case unless the broker has documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met or that the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the U.S. Internal Revenue Service.

FEDERAL ESTATE TAX

     An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the Common Stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                                 UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell each Underwriter, the number of shares of Common Stock set forth opposite the name of such Underwriter below:

                                                                         NUMBER OF SHARES
                                                                         ----------------
       Smith Barney Inc. ............................................
       J.P. Morgan Securities Inc. ..................................
       Donaldson, Lufkin & Jenrette Securities Corporation ..........
       Morgan Stanley & Co. Incorporated ............................
       PaineWebber Incorporated .....................................
       C.E. Unterberg, Towbin .......................................
        Total .......................................................       6,500,000
                                                                            =========

     The Underwriters are obligated to take and pay for all of the shares of Common Stock (other than those covered by the overallotment option described below) if any are taken.

     The Underwriters have advised the Company that they propose initially to offer such shares of Common Stock to the public at the price to public set forth on the cover page of this Prospectus Supplement. After the initial public offering, the public offering price may be changed.

     Pursuant to the Underwriting Agreement, the Company has granted to the Underwriters an option, exercisable for 30 days from the date hereof, to purchase up to an additional 975,000 shares of Common Stock at the price to public less the underwriting discount set forth on the cover page hereof. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the Offering.

     The Company and certain of the Company's directors and executive officers are agreeing that, with certain exceptions (including issuances by the Company as consideration for acquisitions), without the prior written consent of Smith Barney Inc., they will not, directly or indirectly, offer to sell, contract to sell, sell or otherwise dispose of, or announce the offering of any shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock, for a period of 90 days after the date of the Underwriting Agreement; provided that beginning 30 days after the date of the Underwriting Agreement, such officers and directors may sell limited amounts of shares per day up to a total of 500,000 shares (taken in the aggregate and as a group).

     The Company has agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended, in connection with the Offering and the concurrent Debenture Offering. Stabilizing transactions permit bids to purchase the Common Stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market following completion of the Offering to cover all or a portion of a syndicate short position created by the Underwriters selling more shares of Common Stock in connection with the Offering than they are committed to purchase from the Company. In addition, the Underwriters may impose "penalty bids" under contractual arrangements between the Underwriters and dealers participating in the Offering whereby they may reclaim from a dealer participating in the Offering the selling concession with respect to shares of Common Stock that are distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Such stabilizing transactions, syndicate covering transactions and penalty bids may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required and, if any are undertaken, they may be discontinued at any time.

     An affiliate of Smith Barney Inc. is the lender under the EDELAP Bridge, and an affiliate of J.P. Morgan Securities Inc. is agent and a lender under the Revolver, each of which may be repaid with proceeds of the Offering. The rules of the National Association of Securities Dealers, Inc. (the "NASD") provide that no NASD member shall participate in the offering of an issuer's securities where more than 10% of the net proceeds are intended to be paid to members participating in the distribution of the offering, or persons associated or affiliated with such participating members, unless a "qualified independent underwriter" shall have been engaged on the terms provided in such rules. In accordance with this requirement, C.E. Unterberg, Towbin has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus Supplement. C.E. Unterberg, Towbin will receive no compensation in connection with its services as qualified independent underwriter.

     The Underwriters in the Offering are acting as underwriters in the Debenture Offering and from time to time, in the ordinary course of their respective businesses, the Underwriters and their affiliates have engaged and may engage in commercial and investment banking transactions with the Company and its affiliates.

     Frank Jungers, an Advisory Director for an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, one of the Underwriters, is also a director and stockholder of AES. Mr. Jungers beneficially owns 1,117,447 shares of the Common Stock.

     Thomas I. Unterberg, a Managing Director of C.E. Unterberg, Towbin, one of the Underwriters, is also a member of AES's Board of Directors. Mr. Unterberg currently beneficially owns 1,266,381 shares of the Common Stock.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby and certain matters relating thereto and certain U.S. federal income taxation matters will be passed upon by Davis Polk & Wardwell, New York, New York. Certain legal matters will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

     The financial statements and the related financial statement schedules incorporated in this Prospectus Supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     In addition, see "Experts" in the accompanying Prospectus.

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
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     NO DEALER,  SALESPERSON OR OTHER PERSON HAS BEEN
AUTHORIZED  TO GIVE  ANY  INFORMATION  OR TO MAKE ANY
REPRESENTATIONS  OTHER THAN THOSE  CONTAINED  IN THIS
PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION
WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND
THE PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS  MUST NOT BE  RELIED  UPON AS  HAVING                                              6,500,000 SHARES
BEEN   AUTHORIZED   BY   THE   COMPANY   OR  BY   THE
UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS
SUPPLEMENT  AND  THE  PROSPECTUS  NOR ANY  SALE  MADE
HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE                                            THE AES CORPORATION
CREATE AN  IMPLICATION  THAT THERE HAS BEEN NO CHANGE
IN THE AFFAIRS OF THE COMPANY  SINCE THE DATE HEREOF.
THIS PROSPECTUS  SUPPLEMENT AND THE PROSPECTUS DO NOT                                                COMMON STOCK
CONSTITUTE AN OFFER OR  SOLICITATION BY ANYONE IN ANY                                              ($.01 PAR VALUE)
STATE IN WHICH  SUCH  OFFER  OR  SOLICITATION  IS NOT
AUTHORIZED  OR IN WHICH THE PERSON  MAKING SUCH OFFER
OR  SOLICITATION  IS  NOT  QUALIFIED  TO  DO SO OR TO
ANYONE TO WHOM IT IS  UNLAWFUL  TO MAKE SUCH OFFER OR
SOLICITATION.

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
                PROSPECTUS SUPPLEMENT

Special Note Regarding Forward Looking
  Statements ................................    S-2
Recent Developments .........................    S-3
Use of Proceeds .............................    S-4
Common Stock Price Ranges and Dividends.         S-5
U.S. Federal Income Tax Considerations for
  Non-U.S. Holders of Common Stock ..........    S-6                                                  ----------
Underwriting ................................    S-8
Legal Matters ...............................    S-9                                            PROSPRCTUS SUPPLEMENT
Experts .....................................    S-9                                                        , 1998

                      PROSPECTUS                                                                      ----------

Available Information .......................    1
Incorporation of Certain Documents by
  Reference .................................    1
Use of Proceeds .............................    2
Ratio of Earnings to Fixed Charges ..........    2                                               SALOMON SMITH BARNEY
The Company .................................    3
Risk Factors ................................    5                                                J.P. MORGAN & CO.
Description of Capital Stock ................   12
Description of Debt Securities ..............   16                                           DONALDSON, LUFKIN & JENRETTE
Description of Stock Purchase Contracts and
  Stock Purchase Units ......................   25                                            MORGAN STANLEY DEAN WITTER
Plan of Distribution ........................   25
Legal Matters ...............................   26                                             PAINEWEBBER INCORPORATED
Experts .....................................   26
                                                                                                C.E. UNTERBERG, TOWBIN

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